DISTRIBUTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of April 16, 2018, between Cortina Funds, Inc., organized as a corporation under the laws of the State of Wisconsin (“Cortina”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, Cortina is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of one or more portfolios (each a “Fund” and collectively the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the Financial Industry Regulatory Authority, Inc.;

WHEREAS, Cortina and ALPS are parties to a distribution agreement, as amended, attached hereto as Exhibit 1 (“Prior Distribution Agreement”);

WHEREAS, on January 11, 2018, DST Systems, Inc. (“DST”), the ultimate parent company of ALPS (as of that date), announced that it had entered into a definitive agreement under which SS&C Technologies Holdings, Inc. (“SS&C”) will acquire all of the outstanding common stock of DST (the “Transaction”);

WHEREAS, upon completion of the Transaction, SS&C will have indirect controlling interest in ALPS and, as such, the Transaction may result in an “assignment” (as such term is defined under the 1940 Act) of the Prior Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and, as a result of an assignment, the Prior Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the possible assignment and change in control of ALPS in connection with the Transaction, ALPS and Cortina wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.	Appointment. Cortina hereby appoints ALPS to provide the distribution services set forth in the Prior Distribution Agreement, attached hereto as Exhibit 1.

2.	Incorporation. Except as provided below in Section 3, all terms, conditions, representations, warranties and covenants contained in the Prior Distribution Agreement, attached hereto as Exhibit 1, are incorporated herein by reference.

3.	Conflicts.

(a)	To the extent any defined term within the main body of this Agreement (“Main Body”; for the avoidance of doubt, the term “Main Body” excludes Exhibit 1 and any future exhibit to this Agreement (each, a “Future Exhibit”)) conflicts with a defined term provided in Exhibit 1, the defined term included in the Main Body shall control and the conflicting defined term within Exhibit 1 is hereby replaced with the defined term contained within the Main Body.

(b)	To the extent there is any other conflict between the Main Body and Exhibit 1, the Main Body shall control.

(c)	To the extent there is a conflict between Exhibit 1 and a Future Exhibit, the Future Exhibit shall control.

4.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by Cortina’s Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund of Cortina, provided that in either event the continuance is also approved by the majority of the Directors of Cortina who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect (where applicable), continuance of the plan and this Agreement must be approved at least annually by a majority of the Directors of Cortina who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable on sixty (60) days’ written notice by Cortina’s Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the relevant Fund of Cortina, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to Cortina or as otherwise directed by Cortina (at the expense of Cortina) all records and other documents made or accumulated in the performance of its duties for Cortina hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that Cortina uses all reasonable commercial efforts to appoint such replacement on a timely basis.

5.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act); provided however, that ALPS shall pay the costs of any special Board meeting and related costs in connection with an assignment caused by ALPS. This Agreement shall not be assignable by Cortina without the prior written consent of ALPS.

6.	Amendments. This Agreement may only be amended by the parties in writing.

7.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

8.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instruction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORTINA FUNDS, INC.

By:	/s/ Lori Hoch
Name:	Lori Hoch
Title:	Secretary

ALPS DISTRIBUTORS, INC.

By:	/s/ Steven B. Price
Name:	Steven B. Price
Title:	Senior Vice President & Director of Distribution Services

EXHIBIT 1

[Distribution Agreement]

CORTINA FUNDS, INC.

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of NOV 1st, 2011, among Cortina Funds, Inc., organized as a corporation under the laws of the State of Wisconsin (the “Cortina”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, Cortina is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end registered investment company, presently consisting of the series listed in Appendix A (the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, Cortina wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of the Funds (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	ALPS’s Appointment and Duties.

(a)	Cortina hereby appoints ALPS to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent Cortina in any way or otherwise be deemed an agent of Cortina.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and Cortina shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS’S Compensation: Expenses.

(a)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Cortina/Fund personnel. Other Fund expenses incurred shall be borne by Cortina or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of Cortina shall determine it advisable to qualify such Shares for sale (including registering the Fund as a broker or dealer or any officer of Cortina as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administration, transfer agency, and custodial expenses; interest; Cortina directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of Cortina’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Documents. Cortina has furnished or will furnish, upon request, ALPS with copies of Cortina’s Amended and Restated Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by Cortina. Cortina shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, Cortina shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by Cortina with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Sales of Shares.

(a)	Cortina grants to ALPS the right to sell the Shares as agent on behalf of the Fund, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act and of the laws governing the sale of securities in the various states, under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Fund, the Shares covered by the registration statement, prospectus and statement of additional information for the Fund then in effect under the 1933 Act and 1940 Act.

(b)	The rights granted to ALPS shall be exclusive, except that Cortina reserves the right to sell Shares directly to investors on applications received and accepted by Cortina.

(c)	Except as otherwise noted in the Funds’ current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or Cortina will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Funds’ current prospectus and/or statement of additional information.

(d)	The Fund shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Fund or by another entity on behalf of the Fund. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)	Cortina reserves the right to suspend sales and ALPS’S authority to process orders for Shares on behalf of the Funds if, in the judgment of Cortina, it is in the best interests of the Funds to do so. Suspension will continue for such period as may be determined by Cortina.

(f)	In consideration of these rights granted to ALPS, ALPS agrees to use its best efforts to solicit orders for the sale of the Shares at the public offering price and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. ALPS shall review and file such materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others with respect to the sale of Shares; provided, however, that the form of any dealer agreement shall be approved by Cortina.

(g)	ALPS is not authorized by Cortina to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Funds for ALPS’S use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with Cortina, provided such sales literature complies with applicable law and regulations.

(h)	Cortina agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). Cortina shall make available to ALPS, at ALPS’S expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. Cortina shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Fund.

(i)	Cortina agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. Cortina must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(j)	Cortina shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

(k)	Neither ALPS nor any of its affiliates shall use the name of the Fund in any publicly disseminated materials, including sales literature, in any manner without the prior consent of Cortina (which shall not be unreasonably withheld); provided, however, that Cortina hereby approves all lawful uses of its name in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA, OCC or any state securities authority.

(l)	ALPS will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to the Funds’ transfer agent. All purchase orders shall be accepted at the time and in the manner set forth in the Funds’ prospectus.

(m)	Cortina agrees to issue Shares of the Funds and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by Cortina of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

(n)	Cortina agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. Cortina shall make available to ALPS, at ALPS’s expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. Cortina will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request.

(o)	Cortina agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. Cortina will keep ALPS informed of the jurisdictions in which Shares of the Fund are authorized for sale and shall promptly notify ALPS of any change in this information.

5.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund. ALPS shall notify Cortina upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. ALPS shall notify Cortina of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

6.	Right to Receive Advice.

(a)	Advice of Cortina and Fund Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from Cortina or, as applicable, the Funds’ investment adviser, custodian or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for Cortina, the Funds’ investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from Cortina or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide Cortina with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from Cortina. Upon request, ALPS will provide Cortina with a copy of such advice of counsel.

7.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and Cortina agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by Cortina or the Funds’ investment adviser, custodians or other service providers;

(ii)	any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law, in any registration statement, prospectus, statement of additional information, shareholder report or other information filed or made public by Cortina (as amended from time to time), except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to Cortina by or on behalf of ALPS;

(iii)	any error of judgment or mistake of law or for any loss suffered by Cortina in connection with the matters to which this Agreement relates;

(iv)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(v)	ALPS’s reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(vi)	loss of data or service interruptions caused by equipment failure; or

(vii)	any other action or omission to act which ALPS takes in connection with the provision of services to Cortina.

(c)	ALPS shall indemnify and hold harmless Cortina, the Funds’ investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from (i) any untrue statement of a material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act or any other statute or the common law, in any Fund registration statement, advertisement or sales literature, to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to Cortina by ALPS and (ii) ALPS’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

8.	Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. Cortina recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of Cortina. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from Cortina. Cortina shall have access to such accounts and records at all times during ALPS’s normal business hours. Upon the reasonable request of Cortina, copies of any such books and records shall be provided by ALPS to Cortina at the Funds’ expense. ALPS shall assist Cortina, the Funds’ independent auditors, or, upon approval of Cortina, any regulatory body, in any requested review of the Funds’ accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS or its undersigned as defined by Rule 17a-4 of the 1934 Act shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with Cortina and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rules 3110 and 3010. Electronic storage media maintained by Cortina will comply with Rule 17a-4 of the 1934 Act.

10.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of Cortina and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from Cortina, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by Cortina. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

11.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Funds’ public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by Cortina. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Cortina.

12.	Representations and Warranties of ALPS. ALPS represents and warrants to Cortina that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is registered as a broker-dealer under the 1934 Act and a member in good standing of FINRA.

(c)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(d)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(f)	ALPS has conducted a review of its supervisory controls system and has made available to Cortina the most current report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to Cortina for inspection a report of such review and any updates thereto. ALPS shall immediately notify Cortina of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’s business that would affect the business of Cortina or the Funds’ investment adviser.

13.	Representations and Warranties of Cortina. Cortina represents and warrants to ALPS that:

(a)	It is a corporation duly organized and existing and in good standing under the laws of the State of Wisconsin and is registered with the SEC as an open-end registered investment company.

(b)	It is empowered under applicable laws and by its Amended and Restated Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	The Board of Directors of Cortina has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, Cortina agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

14.	Consultation Between the Parties. ALPS and Cortina shall regularly consult with each other regarding ALPS’S performance of its obligations under this Agreement. In connection therewith, Cortina shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit Cortina’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as Cortina may deem advisable, such right being in all respects absolute and unconditional.

15.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Fund, ALPS will supply Cortina with copies of ALPS’S anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

16.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to Cortina, take commercially reasonable steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by Cortina’s Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of Cortina, provided that in either event the continuance is also approved by the majority of the directors of Cortina who are not interested persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually by a majority of the Directors of Cortina who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by Cortina’s Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio of Cortina, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to Cortina or as otherwise directed by Cortina (at the expense of Cortina) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that Cortina uses all reasonable commercial efforts to appoint such replacement on a timely basis.

18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act); provided, however, that ALPS shall pay for the costs of any special Board meeting and related costs in connection with an assignment caused by ALPS. This Agreement shall not be assignable by Cortina without the prior written consent of ALPS.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

20.	Names. The obligations of Cortina entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of Cortina personally, but bind only the property of Cortina, and all persons dealing with Cortina must look solely to the property of Cortina for the enforcement of any claims against Cortina.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

Cortina Funds, Inc.,

825 North Jefferson Street, Suite 400

Milwaukee, WI 53202

Attn: Chief Operating Office

Phone: (414) 225-0733

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORTINA FUNDS, INC., on behalf of the Funds

By:	/s/ Lori K Hoch
Name:	Lori K Hoch
Title:	Secretary

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A. Carter
Name:	Thomas A. Carter
Title:	President

APPENDIX A

LIST OF FUNDS

Cortina Small Cap Growth Fund

Cortina Small Cap Value Fund

APPENDIX B

SERVICES

Medallion Distribution

•	Act as legal underwriter/distributor
•	Maintain licensing of sponsor’s staff:
•	Coordinate testing
•	File documentation
•	Maintain and supervise existing registrations
•	Prepare, update, execute and maintain broker/dealer selling agreements
•	Review/file all marketing materials with FINRA
•	AVA: AdLit advertising review system & Selling Agreement Maintenance System